UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 1, 2009

Manas Petroleum Corporation

(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland

(Address of principal executive offices) (Zip code)

+41 (44) 718 10 30

(Registrant’s telephone number, including area code)

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective February 1, 2009, as part of an overall effort to reduce operating costs:

The registrant and the Chairman of the registrant’s Board of Directors, Mr. Heinz Jürgen Scholz, have agreed to terminate the employment agreement between them and to enter into a new consulting agreement. The new arrangement will result in the reduction of Mr. Scholz’ monthly compensation, from a salary of US $31,000 per month to a consulting fee of US $15,000 per month, effective February 1, 2009. Mr. Scholz continues to serve in his capacities of Executive Director and Chairman of the Board.

The registrant and the Vice Chairman of the registrant’s Board of Directors, Dr. Alexander Becker, have agreed to terminate the employment agreement between them and to enter into a new consulting agreement. The new arrangement will result in the reduction of Dr. Becker’s monthly compensation, from a salary of US $29,666 per month to a consulting fee of US $12,000 per month, effective February 1, 2009. Dr. Becker continues to serve in his capacities of Executive Director and Vice Chairman of the Board.

The registrant and Mr. Neil Maedel, an Executive Director of the registrant, have agreed to terminate the employment agreement between them and to enter into a new consulting agreement. The new arrangement will result in the reduction of Mr. Maedel’s monthly compensation, from a salary of US $16,000 per month to Nil, effective February 1, 2009. Mr. Maedel continues to serve as an Executive Director of the registrant.

The registrant and Mr. Michael Velletta, Legal Counsel to the registrant and an Executive Director of the registrant, have agreed to terminate the employment agreement between them and to enter into a new consulting agreement. The new arrangement will result in the reduction of Mr. Velletta’s monthly compensation, from a salary of US $12,000 per month to a consulting fee of US $5,000 per month, effective February 1, 2009. Mr. Velletta continues to provide legal services to the registrant and he continues to serve as an Executive Director of the registrant.

The registrant and Mr. Erik Herlyn, the registrant’s Chief Executive Officer, have agreed to amend Mr. Herlyn’s employment agreement to reduce Mr. Herlyn’s salary from US $20,000 per month to US $18,000 per month, effective February 1, 2009. As previously announced on Form 8-K filed January 29, 2009, Mr. Thomas Flottmann has resigned from his position as the registrant’s Chief Executive Officer and has entered into a new consulting agreement with the registrant, both effective February 1, 2009.

The registrant and Mr. Rahul Sen Gupta, the registrant’s Chief Financial Officer, have agreed to amend Mr. Sen Gupta’s employment agreement to reduce Mr. Sen Gupta’s salary from US $20,000 per month to US $18,000 per month, effective February 1, 2009.

The registrant and Mr. Yaruslav Bandurak, the registrant’s Chief Technical Officer, have agreed to amend Mr. Bandurak’s employment agreement to reduce Mr. Bandurak’s salary from US $10,000 per month to US $8,000 per month, effective February 1, 2009.

Effective February 1, 2009, the registrant and Mr. Heinz-Jürgen Scholz agreed to terminate the Sub-Tenancy Agreement between them dated October 26, 2006, pursuant to which the registrant has been renting office space in the City of Horgen, Switzerland for a monthly rental of 15,000 Swiss Francs (CHF) (approximately US $13,115). In the near term the registrant has located its Swiss operations in its smaller office located in Baar, though it intends to locate larger, more suitable replacement office space in the near future. As a result of the termination of the Sub-Tenancy Agreement, office space costs in Switzerland have been reduced from CHF 16,000 (approximately US $14,000) to CHF 3,000 (approximately US $2,622) with immediate effect as of February 1, 2009. The registrant is confident that these measures will not affect its operations in Albania, Chile, Mongolia, Kyrgyz Republic and Tajikistan.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) See Item 1.01, above.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 news release dated February 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Erik Herlyn

Erik Herlyn

Chief Executive Officer

Dated: February 3, 2009